Exhibit 99.1
SI-BONE, Inc. Reports Financial Results for the Second Quarter 2023 and Increases Annual Guidance
Annual guidance increased to $132 million - $134 million, implying annual growth of 24%-26%

SANTA CLARA, Calif. August 7, 2023 - SI-BONE, Inc. (Nasdaq:SIBN), a medical device company dedicated to solving musculoskeletal disorders of the sacropelvic anatomy, today reported financial results for the quarter ended June 30, 2023.

Recent Highlights
•Record worldwide revenue of $33.3 million for the second quarter 2023, representing approximately 30% growth over the corresponding period in 2022
•Record U.S. revenue of $31.2 million for the second quarter 2023, representing approximately 31% growth over the corresponding period in 2022
•Gross margin of 81% for the second quarter 2023
•Approximately 935 U.S. active surgeons in the second quarter 2023, representing 30% growth over the corresponding period in 2022
•Launch of closed-head Granite implant, addressing an additional segment of the deformity surgeon market
•$169 million in cash and equivalents at the end of the quarter, including $84 million in net proceeds from follow-on offering in May 2023
“I am pleased with the over 30% U.S. revenue growth in the second quarter of 2023, led by increasing demand for our solutions. Having consistently delivered several consecutive quarters of record revenue and operating leverage, we are excited about the significant opportunity ahead of us as we capitalize on underlying business momentum and progress towards profitability,” said Laura Francis, Chief Executive Officer of SI-BONE, Inc. “As we look beyond 2023, we are focused on judiciously investing in long-term growth drivers, including portfolio expansion programs as well as physician engagement initiatives to extend our market leadership and build a sustainable and high-growth revenue platform.”

Second Quarter 2023 Financial Results

Worldwide revenue was $33.3 million in the second quarter 2023, a 30% increase from $25.6 million in the corresponding period in 2022. U.S. revenue for the second quarter 2023 was $31.2 million, a 31% increase from $23.8 million in the corresponding period in 2022. International revenue for the second quarter 2023 was $2.1 million, a 15% increase from $1.8 million in the corresponding period in 2022.

Gross margin was 81% for the second quarter 2023, as compared to 86% in the corresponding period in 2022. Gross margin in the second quarter 2023 was impacted by procedure and product mix given the higher total costs of iFuse-TORQ and iFuse Bedrock Granite. Gross margin also includes the impact of higher depreciation from instrument trays to support the growth of the business and depreciation associated with our second facility in Santa Clara.

Operating expenses decreased 3% to $38.9 million in the second quarter 2023, as compared to $40.0 million in the corresponding period in 2022. The change in operating expenses was primarily driven by timing of certain commercial activities, partially offset by higher commissions and stock-based compensation.

Operating loss improved by 33% to $12.0 million in the second quarter 2023, as compared to an operating loss of $17.9 million in the corresponding period in 2022.

Net loss improved by 39%, to $11.2 million, or $0.30 per diluted share for the second quarter 2023, as compared to a net loss of $18.5 million, or $0.54 per diluted share in the corresponding period in 2022. Net loss per diluted share for the second quarter 2023 also includes the impact of increase in shares outstanding as a result of a follow-on common stock offering in May 2023.

Adjusted EBITDA loss improved by approximately 59% to negative $4.7 million, in the second quarter 2023, as compared to an adjusted EBITDA loss of negative $11.5 million, in the corresponding period in 2022.

Cash and marketable securities were $169.4 million and borrowings were $36.0 million as of June 30, 2023. The cash and marketable securities include $84 million in net proceeds from the May 2023 follow-on offering.

2023 Updated Financial Guidance

Based on the strength of performance in the second quarter of 2023, SI-BONE is increasing its 2023 worldwide revenue guidance to be in the range of $132 million to $134 million from the previous guidance of $128 million to $131 million. The updated guidance translates to a growth of approximately 24% to 26% compared to fiscal year 2022, versus the previous growth of approximately 20% to 23%.

Webcast Information

SI-BONE will host a conference call to discuss the second quarter 2023 financial results after market close on Monday, August 7, 2023 at 4:30 P.M. Eastern Time. The conference call can be accessed live over webcast at https://edge.media-server.com/mmc/p/wguskxxw. Live audio of the webcast will be available on the “Investors” section of the company’s website at: www.si-bone.com. The webcast will be archived and available for replay for at least 90 days after the event.

About SI-BONE, Inc.

SI-BONE (NASDAQ: SIBN) is a global leader in technology for surgical treatment of musculoskeletal disorders of the sacropelvic anatomy. Since pioneering minimally invasive SI joint surgery in 2009, SI-BONE has supported over 3,000 surgeons in performing a total of over 85,000 sacropelvic procedures. A unique body of clinical evidence supports the use of SI-BONE’s technologies, including two randomized controlled trials and over 120 peer reviewed publications. SI-BONE has leveraged its leadership in minimally invasive SI joint fusion to commercialize novel solutions for adjacent markets, including adult deformity, spinopelvic fixation and pelvic trauma.

For additional information on the company or the products including risks and benefits, please visit www.si-bone.com.

SI-BONE is a registered trademark of SI-BONE, Inc. ©2023 SI-BONE, Inc. All Rights Reserved.

Forward Looking Statements

The statements in this press release regarding expectations of future events or results, including SI-BONE’s expectations of continued revenue and procedure growth and financial outlook, contained in this press release are "forward-looking" statements. These forward-looking statements are based on SI-BONE's current expectations and inherently involve significant risks and uncertainties. These risks include SI-BONE's ability to introduce and commercialize new products and indications, SI-BONE's ability to maintain favorable reimbursement for procedures using its products, the impact of any future economic weakness on the ability and desire of patients to undergo elective procedures including those using SI-BONE's devices, SI-BONE's ability to manage risks to its supply chain, future capital requirements driven by new surgical systems requiring instrument tray investment, and the pace of the re-normalization of the healthcare operating environment including the ability and desire of patients and physicians to undergo and perform procedures using SI-BONE's devices. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these and other risks and uncertainties, many of which are described in the company's most recent filings on Form 10-K and Form 10-Q, and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC's Internet site (www.sec.gov), especially under the caption "Risk Factors." SI-BONE does not undertake any obligation to update forward-looking statements and expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

Use of Non-GAAP Financial Measures

SI-BONE uses adjusted EBITDA, a non-GAAP financial measures that excludes from net loss the effects of interest income, interest expense, depreciation and amortization and stock-based compensation. SI-BONE believes the presentation of adjusted EBITDA is useful to management because it allows management to more consistently analyze period-to-period financial performance and provides meaningful supplemental information with respect to core operational activities used to evaluate management's performance. SI-BONE also believes the presentation of adjusted EBITDA is useful to investors and other interested persons as it enables these persons to use this additional information to assess the company’s performance in using this additional metric that management uses to assess the company’s performance.

Adjusted EBITDA should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. Because adjusted EBITDA excludes the effect of items that increase or decrease SI-BONE's reported results of operations, management strongly encourages investors to review, when they become available, the company's consolidated financial statements and publicly filed reports in their entirety. The company's definition of adjusted EBITDA may differ from similarly titled measures used by others.

Investor Contact
Saqib Iqbal
Sr. Director, FP&A and Investor Relations
investors@SI-BONE.com

SI-BONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Revenue	$33,305	$25,585	$66,013	$48,024
Cost of goods sold	6,318	3,465	12,242	6,448
Gross profit	26,987	22,120	53,771	41,576
Operating expenses:
Sales and marketing	27,492	28,843	54,805	54,448
Research and development	3,656	3,478	6,947	7,058
General and administrative	7,802	7,680	15,275	14,819
Total operating expenses	38,950	40,001	77,027	76,325
Loss from operations	(11,963)	(17,881)	(23,256)	(34,749)
Interest and other income (expense), net:
Interest income	1,582	136	2,515	209
Interest expense	(850)	(622)	(1,689)	(1,183)
Other income (expense), net	25	(146)	99	(200)
Net loss	$(11,206)	$(18,513)	$(22,331)	$(35,923)

Net loss per share, basic and diluted	$(0.30)	$(0.54)	$(0.61)	$(1.06)
Weighted-average number of common shares used to compute basic and diluted net loss per share	37,864,185	34,052,692	36,399,309	33,923,229

SI-BONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$110,815	$20,717
Short-term investments	58,615	76,573
Accounts receivable, net	20,422	20,674
Inventory	20,547	17,282
Prepaid expenses and other current assets	2,135	2,365
Total current assets	212,534	137,611
Property and equipment, net	17,579	15,564
Operating lease right-of-use assets	3,372	4,002
Other non-current assets	340	375
TOTAL ASSETS	$233,825	$157,552

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,157	$6,279
Accrued liabilities and other	10,642	13,511
Operating lease liabilities, current portion	1,403	1,388
Total current liabilities	18,202	21,178
Long-term borrowings	35,980	35,171
Operating lease liabilities, net of current portion	2,212	2,871
Other long-term liabilities	24	30
TOTAL LIABILITIES	56,418	59,250

Stockholders' Equity:
Common stock and additional paid-in capital	556,545	455,175
Accumulated other comprehensive income	298	232
Accumulated deficit	(379,436)	(357,105)
TOTAL STOCKHOLDERS’ EQUITY	177,407	98,302
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$233,825	$157,552

SI-BONE, INC.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net loss	$(11,206)	$(18,513)	$(22,331)	$(35,923)
Interest income	(1,582)	(136)	(2,515)	(209)
Interest expense	850	622	1,689	1,183
Depreciation and amortization	1,236	792	2,322	1,505
Stock-based compensation	5,998	5,751	12,192	11,258
Adjusted EBITDA	$(4,704)	$(11,484)	$(8,643)	$(22,186)